February 17, 1998



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

VIA EDGAR

	Re:	Amendment No. 1 to Schedule 13G of J.P. Morgan & Co. Incorporated, J.P.
	Morgan Capital	Corporation  and J.P. Morgan Investment Corporation

Dear Sirs:

	On behalf of J.P. Morgan & Co. Incorporated, J.P. Morgan Capital Corporation
 and J.P. Morgan Investment Corporation (together, the Reporting Persons), I am filing pursuant to Rule 13d-2 under the Securities Exchange Act of 1934, as amended (the Exchange Act), the Reporting Persons Amendment No. 1 to
 Schedule 13G, (the Amendment) a copy of which has been manually signed and is in my records.  The Amendment filed herewith relates to the Reporting
 Persons ownership of Shares of the Common Stock, par value $.001 per Share of
 Consep, Inc., an Oregon corporation (the Company).

	Separate copies of this letter, together with a copy of the Schedule 13G filed herewith, are being sent to the Company and to the NASD by hand or courier delivery.

							Very truly yours,


							/s/ Bee-Ann Benson
							     Legal Assistant

Attachment

cc:  w/enclosures
	Consep, Inc.
	213 Southwest Columbia Street
	Bend, Oregon 97702
	Attention: President

	National Association of Securities
	Dealers, Inc.
	9513 Key West Avenue
	Rockville, MD 20850
	Attention: Market Surveillance Dept.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549
                                  SCHEDULE 13G
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.   1)*


NAME OF ISSUER:  Consep, Inc.

TITLE OF CLASS OF SECURITIES:
   COMMON STOCK

CUSIP NO: 208469106

FEE BEING PAID:   None

 (1) NAMES OF REPORTING PERSONS:   J. P. MORGAN & CO. INCORPORATED
     S.S.  OR  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS:    13-2625764

 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:    (A)
                                                          (B)

 (3) SEC USE ONLY

 (4) CITIZENSHIP OR PLACE OF ORGANIZATION:  UNITED STATES

     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
          (5) SOLE POWER TO VOTE:	0	SHARES
          (6) SHARED POWER TO VOTE:	679,693	SHARES
          (7) SOLE POWER TO DISPOSE:	0	SHARES
          (8) SHARED POWER TO DISPOSE:	679,693	SHARES

 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                                          679,693 SHARES

(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  7.2 %

(12) TYPE OF REPORTING PERSON:  HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549
                                  SCHEDULE 13G
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.   1)*


NAME OF ISSUER:  Consep, Inc.

TITLE OF CLASS OF SECURITIES:
   COMMON STOCK

CUSIP NO: 208469106

FEE BEING PAID:   None

 (1) NAMES OF REPORTING PERSONS:   J. P. MORGAN CAPITAL CORPORATION
     S.S.  OR  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS:    13-3610583

 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:    (A)
                                                          (B)

 (3) SEC USE ONLY

 (4) CITIZENSHIP OR PLACE OF ORGANIZATION:  UNITED STATES

     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
          (5) SOLE POWER TO VOTE:	0	SHARES
          (6) SHARED POWER TO VOTE:	679,693	SHARES
          (7) SOLE POWER TO DISPOSE:	0	SHARES
          (8) SHARED POWER TO DISPOSE:	679,693	SHARES

 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                                          679,693 SHARES

(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  7.2 %

(12) TYPE OF REPORTING PERSON:  CO

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549
                                  SCHEDULE 13G
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.   1)*


NAME OF ISSUER:  Consep, Inc.

TITLE OF CLASS OF SECURITIES:
   COMMON STOCK

CUSIP NO: 208469106

FEE BEING PAID:   None

 (1) NAMES OF REPORTING PERSONS:   J. P. MORGAN INVESTMENT CORPORATION
     S.S.  OR  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS:    51-0304608

 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:    (A)
                                                          (B)

 (3) SEC USE ONLY

 (4) CITIZENSHIP OR PLACE OF ORGANIZATION:  UNITED STATES

     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
          (5) SOLE POWER TO VOTE:		SHARES
          (6) SHARED POWER TO VOTE:	679,693	SHARES
          (7) SOLE POWER TO DISPOSE:		SHARES
          (8) SHARED POWER TO DISPOSE:	679,693	SHARES

 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                                          679,693 SHARES

(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  7.2 %

(12) TYPE OF REPORTING PERSON:  CO

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549
                                  SCHEDULE 13G
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

AMENDMENT NO: 1                                		DATE: February 17, 1998

FEE BEING PAID:       None

ITEM 1  (a)  NAME OF ISSUER:  Consep, Inc.

ITEM 1  (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                                     213 Southwest Columbia Street
                                     Bend, Oregon 97702


ITEM 2 (a) NAME OF PERSON FILING: J. P. MORGAN & CO. INCORPORATED, J.P. MORGAN CAPITAL CORPORATION, J.P. MORGAN INVESTMENT CORPORATION

ITEM 2  (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                                     60 WALL STREET
                                     NEW YORK, N. Y. 10260

ITEM 2  (c)  CITIZENSHIP UNITED STATES

ITEM 2  (d)  TITLE OF CLASS OF SECURITIES:
                COMMON STOCK

ITEM 2  (e)  CUSIP NO: 208469106

ITEM 3  TYPE OF PERSON:  (g) PARENT HOLDING COMPANY

ITEM 4  (a)  AMOUNT BENEFICIALLY OWNED:    679,693 SHARES,

ITEM 4  (b)  PERCENT OF CLASS:  7.2 %

ITEM 4  (c)     (i) SOLE POWER TO VOTE:	0	SHARES
               (ii) SHARED POWER TO VOTE:	679,693	SHARES
              (iii) SOLE POWER TO DISPOSE:	0	SHARES
              ( iv) SHARED POWER TO DISPOSE:		 679,693 SHARES

ITEM 7  IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARIES:
           NOT APPLICABLE

ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
           NOT APPLICABLE

ITEM 9  NOTICE OF DISSOLUTION OF THE GROUP:
           NOT APPLICABLE

ITEM 10 CERTIFICATION:
            NOT APPLICABLE

AFTER REASONABLE INQUIRY AND TO THE BEST OF EACH OF THE UNDERSIGNED KNOWLEDGE AND BELIEF, EACH OF THE UNDERSIGNED CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


								J.P. MORGAN & CO. INCORPORATED

								By:	/s/  J. EDMUND COLLOTON
								Name:     J. Edmund Colloton
								Title:    Vice-President

								J.P. MORGAN INVESTMENT CORPORATION

								By: /s/  J. EDMUND COLLOTON
								Name     J. Edmund Colloton
								Title:   Vice-President

								J.P. MORGAN CAPITAL CORPORATION

								By: /s/  J. EDMUND COLLOTON
								Name:    J. Edmund Colloton
								TITLE:   VICE-PRESIDENT





									EXHIBIT 1


	The shares of Consep, Inc. reported herein are directly held by J.P. Morgan Investment Corporation, a directly held subsidiary of J.P. Morgan Capital Corporation, which is a directly held subsidiary of J.P. Morgan & Co. Incorporated.

	The undersigned hereby consent and agree to the joint filing on behalf of each of them of this Amendment No. 1 to Schedule 13G.

Date:  February 17, 1998

						J.P. Morgan Investment Corporation

						By: /s/  J. EDMUND COLLOTON
						Name:    J. Edmund Colloton
						Title:   Vice-President

						J.P. Morgan Capital Corporation

						By: /s/  J. EDMUND COLLOTON
						Name:    J. Edmund Colloton
						Title:   Vice-President

						J.P. Morgan & Co. Incorporated

						By: /s/  J. EDMUND COLLOTON
						Name:    J. Edmund Colloton
						Title:   Vice-President